                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 ______________


                                  SCHEDULE 13G
                                 (RULE 13D-102)


                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                     PURSUANT TO RULES 13d-1(b) AND (c) AND
                 AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                            (AMENDMENT NO. ____)/1/


                                  NexMed, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, $0.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  652903 10 5
                                  -----------
                                 (CUSIP Number)


-----------------

/1/       The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 652903 10 5                    13G                   Page 2 of 6 Pages


--------------------------------------------------------------------------------

1  NAME OF REPORTING PERSON
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        CDC Venture Investment (Asia) Limited

--------------------------------------------------------------------------------

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [_]

--------------------------------------------------------------------------------

3  SEC USE ONLY


--------------------------------------------------------------------------------

4  CITIZENSHIP OR PLACE OF ORGANIZATION

        British Virgin Islands

--------------------------------------------------------------------------------
                        5  SOLE VOTING POWER
  NUMBER OF
                                500,000
   SHARES
                        6  SHARED VOTING POWER
BENEFICIALLY
                                0
   OWNED BY
                        7  SOLE DISPOSITIVE POWER
    EACH
                                500,000
  REPORTING
                        8  SHARED DISPOSITIVE POWER
 PERSON WITH
                                0
--------------------------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        500,000

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                (b) [_]

--------------------------------------------------------------------------------

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.1%

--------------------------------------------------------------------------------

12 TYPE OF REPORTING PERSON*

        CO

--------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 652903 10 5                    13G                   Page 3 of 6 Pages


ITEM 1(a).  NAME OF ISSUER:

      NexMed, Inc.


ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      350 Corporate Boulevard
      Robbinsville, New Jersey  08691


ITEM 2(a).  NAME OF PERSON FILING:

      CDC Venture Investment (Asia) Limited


ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     11th Floor, CDC Tower
     125 Nanking East Road, Sec. 5
     Taipei 10572, Taiwan


ITEM 2(c).  CITIZENSHIP:

     British Virgin Islands


ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

     Common Stock, $0.001 par value per share


ITEM 2(e).  CUSIP NUMBER:

     652903 10 5

CUSIP No. 652903 10 5                    13G                   Page 4 of 6 Pages


ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULES
            13d-1(b), OR 13d-2(b) CHECK WHETHER THE PERSON
            FILLING IS A:

            Not applicable.


ITEM 4.     OWNERSHIP.

            (a)  Amount beneficially owned:

                       500,000

            (b)  Percent of class:

                       8.1%

            (c)  Number of shares as to which such person has:

                 (i)  Sole power to vote or to
                      direct the vote                                 500,000
                                                                      -------

                (ii)  Shared power to vote or to
                      direct the vote                                       0
                                                                      -------

               (iii)  Sole power to dispose or to
                      direct the disposition of                       500,000
                                                                      -------

                (iv)  Shared power to dispose or to
                      direct the disposition of                             0
                                                                      -------


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities check the following.               [_]

CUSIP No. 652903 10 5                    13G                   Page 5 of 6 Pages


ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.


ITEM 10.    CERTIFICATION.

     Not applicable.

CUSIP No. 652903 10 5                    13G                   Page 6 of 6 Pages


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                         February 13, 1998
                         ---------------------------------
                         Date


                         CDC VENTURE INVESTMENT (ASIA) LIMITED

                    BY:  /s/  Brian C. Keng
                         ---------------------------------
                         Brian C. Keng,  Director